Exhibit 99.1

NEWS RELEASE

Contact: Donna D’Amico-Annitto	486 North Oliver Road, Bldg. Z
Newton, Kansas 67114
(316) 283-6500

PARK AEROSPACE CORP. ANNOUNCES ELECTION

OF CORY L. NICKEL AS SENIOR VICE PRESIDENT AND GENERAL MANAGER

Newton, Kansas, Monday, August 15, 2022……Park Aerospace Corp. (NYSE-PKE) announced the election of Cory L. Nickel as Senior Vice President and General Manager of the Company. Mr. Nickel will continue to report to Mark Esquivel, the Company’s President and Chief Operating Officer.

Cory originally joined Park Aerospace Corp. in 2011 as a Solution Treater Operator, an entry level position. Cory was promoted to Second Shift Production Supervisor in 2012, Production Manager in 2013, Materials Manufacturing Manager in 2014, Production Control Manager in 2015 and Operations Manager in 2017. Cory was appointed as Vice President and General Manager of the Company in October of 2020. Prior to joining Park, Cory served as a local High School Science Teacher with a focus on chemistry, physics and manufacturing technology. Cory received a Bachelor of Science degree in Education from Emporia State University with endorsements in chemistry, physics and physical science.

Brian Shore, Park’s Chairman and CEO, said, “Cory started at Park as an entry level Treater Operator and earned his way up through the organization step by step. To me, Cory is living proof that there is no limit to how far our Park People can go and to what our Park People can achieve. Cory is the real deal. Congratulations, Cory. You earned it.”

Park Aerospace Corp. develops and manufactures solution and hot-melt advanced composite materials used to produce composite structures for the global aerospace markets. Park’s advanced composite materials include film adhesives (undergoing qualification) and lightning strike materials. Park offers an array of composite materials specifically designed for hand lay-up or automated fiber placement (AFP) manufacturing applications. Park’s advanced composite materials are used to produce primary and secondary structures for jet engines, large and regional transport aircraft, military aircraft, Unmanned Aerial Vehicles (UAVs commonly referred to as “drones”), business jets, general aviation aircraft and rotary wing aircraft. Park also offers specialty ablative materials for rocket motors and nozzles and specially designed materials for radome applications. As a complement to Park’s advanced composite materials offering, Park designs and fabricates composite parts, structures and assemblies and low volume tooling for the aerospace industry. Target markets for Park’s composite parts and structures (which include Park’s proprietary composite SigmaStrut™ and AlphaStrut™ product lines) are, among others, prototype and development aircraft, special mission aircraft, spares for legacy military and civilian aircraft and exotic spacecraft. Park’s objective is to do what others are either unwilling or unable to do. When nobody else wants to do it because it is too difficult, too small or too annoying, sign us up.

Additional corporate information is available on the Company’s web site at www.parkaerospace.com.

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